Consolidated Graphics
Financial Results–JUNE Quarter — 1Q 2008 Conference Call
Wednesday, August 1, 2007

Financial Dynamics:

Thank you and good morning. Welcome to the Consolidated Graphics Conference Call. During the call, management will discuss the Company’s results for the first quarter ended June 30, 2007. You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.cgx.com and a subsequent archive will be available. Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

In addition, during the course of this call, management of the Company may reference certain non-GAAP financial performance measures. Management’s opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures for historical periods are included in the Company’s earlier filing today with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer. Joe, you may begin.

Joe Davis:

Thank you and good morning. With me on the call today is Brad Conrad, Vice President and Corporate Controller.

This morning we released results for our first quarter ended June 30, 2007. Before reviewing our quarterly highlights, I would like to recap some of the key drivers of the positive momentum we continue to generate at Consolidated Graphics. With a landmark year behind us, including record earnings and over $1 billion in revenue for the first time in our history, we are continuing to grow and prosper by staying true to the business strategy that has propelled our success. That strategy includes – driving organic sales growth through our strategic sales efforts, expanding our industry-leading geographic network through strategic acquisitions and, above all, a dedication to providing relevant solutions that create value for our customers and contribute to their success.

The theme of our recently released Annual Report this year was Solutions and Value with YOU in mind. We operate in a world where consumers demand immediate, personalized information. Whether you are talking about Tivo or an iPod, consumers and businesses want, and are increasingly able to get, what they want, when they want it and in the medium they like. We continue to evolve our business to service what our customers want by investing in our leading technology, while maintaining our local, personalized customer service, which is what makes us unique in the industry. We continue to bring both Solutions and Value to our customers and shareholders, with the exceptional efforts of our over 5,500 employees across the continent.

We also continue to recognize that people across the country and around the world are becoming increasingly concerned with the state of the environment and what they can do to preserve the earth’s precious natural resources. All of our operating companies are certified by the Forestry Stewardship Council, ensuring our customers can print their products in an eco-friendly manner. We also are doing our part. This year, through our Annual Report and CrossMedia technology, we are inviting customers, employees and shareholders alike to help the environment as we plant a tree in their name, while they experience the powerful customization capabilities of our CrossMedia technology solutions. This is yet another example of our ability to be responsive to what our customers want – and in this case, truly everyone benefits.

Now, on to the results for the quarter. For the June quarter, we had revenue of $258.6 million, up $20.2 million, or 8% from the same quarter a year ago. The sales growth was driven by our most recent acquisitions. Operating income for the June quarter was up 10% to $24.8 million, with an operating margin of 9.6% compared to 9.4% in the same quarter a year ago. Net income for the June quarter was $13.6 million, down 1% compared to $13.7 million a year ago, largely as a result of a substantially higher effective income tax rate that went into effect during the quarter. As a result of the higher effective tax rate and other factors, diluted earnings per share were $.96 compared to $.97 in the same quarter a year ago. The increase in the effective income tax rate, 40.8% compared to 34.8% from the same quarter a year ago, was partially the result of the Company’s implementation of FASB Interpretation No. 48, Accounting for the Uncertainty in Income Taxes commonly called (“FIN 48”), which became effective for the Company in this quarter. Also, in the year ago quarter, the Company’s tax provision was abnormally low due to some one-time benefits related to changes in state income tax laws. The net year-over-year change in the effective tax rate, caused diluted earnings per share to be approximately 10 cents lower than it would have been had the tax rate from the same quarter a year ago been in effect in the current quarter.

FIN 48 requires in my opinion a “cookbook recipe” type of approach to accounting for income taxes, and as a result, will increase the volatility of our effective income tax rate between quarters on a go-forward basis. However, it is very important our overall effective tax rate for this fiscal year, should approximate that of last year’s. For the September quarter, we expect that our effective tax rate will remain approximately the same as the June quarter. However, it is likely that it will decrease significantly in the remaining quarters of this year, and it is likely that our effective tax rate for the entire year will be in the range of 36% to 37% — about like last year.

Our June results were also affected by a few unusual items. Included in operating income for the quarter was a foreign currency transaction net gain of $2.3 million which is primarily the result of certain transactions at our Canadian subsidiary which are denominated in U.S. dollars. Partially offsetting this gain during the quarter, and also included in operating income, was a non-cash charge of $.9 million related to restricted stock unit awards granted during the quarter and approximately $.7 million related to charges for relocating and retiring underutilized equipment and certain costs related to terminated letters of intent.

While our sales were slightly lower than we had projected for the quarter, we believe that our sales will accelerate the remainder of the year. Excluding election-related printing, our same-store sales were about flat with last year – actually down less than 1%. The June 2006 quarter also had some large one-time sales that did not re-occur this year. As we continue to target larger customers in the retail and healthcare industries, we expect to experience more seasonality in our business, and as a result project that late summer and early fall will become an increasingly strong time of the year for our business. We also believe that we will see increasing benefits from our election-related business, which we expect to grow steadily over `the remainder of our fiscal year, heading into the Presidential primary season.

Our customers continue to respond very favorably to our ever-increasing ability to service their end-to-end printing and related services requirements. We developed several new significant relationships this quarter through the combined efforts of our Strategic Sales teams as well as our local companies.

We are also excited that our acquisition momentum continues to build. We are in the process of completing the legal work on our previously announced memorandum of understanding with The Cyril Scott Company, located in Lancaster, Ohio. We are very excited to expand our presence in the Midwest thus expanding our geographic footprint and market leadership position through the strategic acquisition of this high quality, well managed company that will enhance the solutions we can offer our customers. In addition, our current acquisition pipeline remains strong at over $500 million. This pipeline includes companies with whom we are currently negotiating letters of intent or are having active acquisition discussions. We continue to remain disciplined in our evaluation of acquisition prospects. The previously announced letters of intent with Hopkins Printing and Global Group have expired.

Looking ahead to the September quarter, we expect sizeable revenue and profit growth over the same quarter a year ago. We project quarterly revenues to be between $267-$275 million, representing growth between 14% and 17%, and EBITDA of $39-$40.5 million. We project diluted earnings per share to be between $1.01 and $1.07, inclusive of the increase in the effective tax rate from the same quarter a year ago. I will now turn the call over to Brad Conrad to provide you with additional financial information.

Brad Conrad

Thank you Joe and good morning. As a reminder, earlier this morning we filed with the Securities and Exchange Commission the basis for our use and reconciliations of certain non-GAAP financial measures, including Adjusted Operating Margin, EBITDA, EBITDA Margin and Free Cash Flow. Please refer to this filing for additional information.

We continue to have a strong balance sheet and cash flow. We have a very low debt level relative to both our total capitalization and to our earnings performance. Total debt at June 30, 2007 was $121.5 million, or 26%, of our total capitalization. Operating Cash Flow was a strong $33.2 million for the quarter, allowing us to reduce our total debt outstanding by $21.0 million in the quarter, even after taking into account the $9.3 million we invested in new technology. Free Cash Flow was a robust $24.5 million for the quarter.

EBITDA in the June quarter was $35.9 million, up 4%, from a year ago and representing an EBITDA margin of 13.9%. EBITDA for the last twelve months totaled $147.7 million, representing a 14.4% EBITDA margin on trailing twelve months revenues of $1.03 billion.

Filling in for you the remaining components of our estimates for the September quarter, we project operating margins of 9.7% to 10%, interest expense at $1.8 million and an effective tax rate of 40.8%. We are using a weighted average of 14.2 million fully diluted shares outstanding in our projections.

I will now turn the call back over to Mr. Davis.

Joe Davis:

Thank you Brad. In summary, we are excited about our future and expect our sales growth to accelerate over the balance of 2008. We are confident that we will continue to successfully execute on our strategy, expand our industry leading position and further leverage our competitive advantages for continued growth. We have YOU, our customers, employees and shareholders to thank for another successful quarter.

Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you. We appreciate the continued support of our customers, our employees and our shareholders and look forward to reporting to you on September results. Thank you for your interest today.